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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

      We consent to the incorporation by reference of our report dated February 24, 2004 with respect to the consolidated financial statements of First National Bankshares of Florida, Inc. and subsidiaries included in this Annual Report (Form 10-K) for the year ended December 31, 2003 in the following Registration Statements and Prospectus:

      1. Pre-effective Amendment to the Registration Statement on Form S-3 relating to the Dividend Reinvestment and Stock Purchase Plan (File #333-111867).

      2. Registration Statement on Form S-8 relating to the 2003 Incentive Plan and 2003 Director's Stock Option Plan (File #333-111936).

      3. Registration Statement on Form S-8 relating to the Salary Savings Plan and the Roger Bouchard Insurance, Inc. 401(k) Plan (File #333-111937).


/s/ Ernst & Young LLP

Birmingham, Alabama
March 8, 2004